Exhibit 99.1

Shawn Wolfe	Jane Underwood
Secure Computing	Secure Computing
(408) 979-6165	(408) 979-6186
shawn_wolfe@securecomputing.com	Jane_Underwood@securecomputing.com

Secure Computing Responds to Finjan Patent Infringement Lawsuit Verdict

San Jose, Calif. –March 13, 2008 – Secure Computing Corporation (Nasdaq: SCUR), a leading enterprise gateway security provider today issued a response to the verdict announced March 12, 2008 regarding the company’s lawsuit with Finjan. Secure Computing does not believe that it infringes upon Finjan’s patents in any way, and the Company further believes that Finjan’s patents are invalid. Webwasher’s proactive scanning technology accused of infringement by Finjan uses heuristic rules to categorize the behavior of executable code. The use of heuristics in general to analyze code was known and in use prior to the filing of any of Finjan’s patents. The specific complex heuristics in the proactive scanning module were developed by Webwasher and are the product of Webwasher’s original research. Secure Computing intends to request that the trial court set aside the jury verdict and, if necessary, the Company intends to appeal to the Federal Circuit Court of Appeals.

The jury rejected Finjan’s accusation of literal infringement with respect to the hashing function in Webwasher and therefore found no literal infringement of one of the three patents asserted by Finjan but only infringement under the doctrine of equivalents. Secure Computing believes that this doctrine is legally unavailable to Finjan and that the ’780 patent is invalid. Another accused feature accused of infringement under another of the three Finjan patents known as script code mitigation has been replaced with other technology for filtering malicious scripts in the latest release of Webwasher.

The only technology accused of infringement in the latest release of Webwasher is the proactive scanning feature of a single module of Webwasher. Other modules, including Webwasher’s URL-filtering technology, do not use the behavior categories accused by Finjan. Nevertheless, Secure Computing intends to defend and support its unique heuristic scanning technology.

Secure Computing’s separate patent infringement suit against Finjan’s load balancing technology remains pending in the District Court for the Federal District of Delaware.

“While we’re clearly disappointed in yesterday’s verdict, we firmly believe that we have substantial grounds for appeal and we intend to proceed with the suit against Finjan on our load balancing patent,” said Mary Budge, Senior Vice President, Secretary and General Counsel, Secure Computing. “We are extremely motivated to challenge this result and we plan to take all the necessary steps to over-turn it.”

About Secure Computing Corporation

Secure Computing Corporation (Nasdaq:SCUR), a leading provider of enterprise gateway security, delivers a comprehensive set of solutions that help customers protect their critical Web, email and network assets. Over half the Fortune 50 and Fortune 500 are part of our more than 22,000 global customers, supported by a worldwide network of more than 2,000 partners. The company is headquartered in San Jose, Calif., and has offices worldwide. For more information, see http://www.securecomputing.com.

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This press release contains forward-looking statements relating to the appeal to the Federal Circuit Court of Appeals and any potential outcome or result of such statements involves a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the likelihood of success at the trial court and at the appellate level, general economic conditions and the risk factors detailed from time to time in Secure Computing’s periodic reports and registration statements filed with the Securities and Exchange Commission.